NEWS

Charter Announces First Quarter 2023 Results

Stamford, Connecticut - April 28, 2023 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2023.

•First quarter total residential and small and medium business ("SMB") Internet customers increased by 76,000. As of March 31, 2023, Charter served a total of 30.5 million residential and SMB Internet customers.

•First quarter total residential and SMB mobile lines increased by 686,000. As of March 31, 2023, Charter served a total of 6.0 million mobile lines.

•As of March 31, 2023, Charter had a total of 32.2 million residential and SMB customer relationships, which excludes mobile-only relationships.

•First quarter revenue of $13.7 billion grew by 3.4% year-over-year, driven by residential revenue growth of 2.5%, other revenue growth of 34.0%, primarily driven by higher mobile device sales, and commercial revenue growth of 2.4%.

•Net income attributable to Charter shareholders totaled $1.0 billion in the first quarter.

•First quarter Adjusted EBITDA1 of $5.4 billion grew by 2.6% year-over-year.

•First quarter capital expenditures totaled $2.5 billion and included $890 million of line extensions.

•First quarter net cash flows from operating activities totaled $3.3 billion, compared to $3.6 billion in the prior year. The year-over-year decline was primarily due to a more unfavorable change in working capital.

•First quarter free cash flow1 of $664 million decreased from $1.8 billion in the prior year, primarily due to higher capital expenditures mostly driven by Charter's network expansion and evolution initiatives and a seasonality-driven change in working capital, excluding the impact of mobile devices.

•During the first quarter, Charter purchased 2.6 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $1.0 billion.

"In the first quarter, we made significant progress on our three key initiatives — evolution, expansion and execution," said Chris Winfrey, President and CEO of Charter. "Our customer-first strategy is focused on delivering a differentiated, converged connectivity product that delivers the fastest speeds and saves customers money, while simultaneously driving growth and creating long-term value for Charter shareholders."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2023 (d)	March 31, 2022 (d)	Y/Y Change
Footprint (e)
Estimated Passings	55,885	54,739	2.1%

Customer Relationships (f)
Residential	29,996	30,035	(0.1)%
SMB	2,215	2,163	2.4%
Total Customer Relationships	32,211	32,198	—%

Residential	8	109	(101)
SMB	8	20	(12)
Total Customer Relationships Quarterly Net Additions	16	129	(113)

Total Customer Relationship Penetration of Estimated Passings (g)	57.6%	58.8%	(1.2) ppts

Monthly Residential Revenue per Residential Customer (a) (h)	$120.56	$117.58	2.5%
Monthly SMB Revenue per SMB Customer (a) (i)	$164.58	$165.58	(0.6)%

Residential Customer Relationships Penetration
One Product Penetration (a)(j)	46.0%	45.0%	1.0 ppts
Two Product Penetration (a)(j)	32.8%	32.5%	0.3 ppts
Three or More Product Penetration (a)(j)	21.1%	22.5%	(1.4) ppts

% Residential Non-Video Customer Relationships	52.5%	49.7%	2.8 ppts

Internet
Residential	28,479	28,301	0.6%
SMB	2,030	1,973	2.9%
Total Internet Customers	30,509	30,274	0.8%

Residential	67	164	(97)
SMB	9	21	(12)
Total Internet Quarterly Net Additions	76	185	(109)

Video
Residential	14,260	15,093	(5.5)%
SMB	646	628	2.8%
Total Video Customers	14,906	15,721	(5.2)%

Residential	(237)	(123)	(114)
SMB	(4)	11	(15)
Total Video Quarterly Net Additions	(241)	(112)	(129)

Voice
Residential	7,473	8,465	(11.7)%
SMB	1,290	1,288	0.1%
Total Voice Customers	8,763	9,753	(10.2)%

Residential	(224)	(156)	(68)
SMB	4	6	(2)
Total Voice Quarterly Net Additions	(220)	(150)	(70)

Mobile Lines (k)
Residential	5,782	3,805	51.9%
SMB	196	132	48.4%
Total Mobile Lines	5,978	3,937	51.8%

Residential	666	357	309
SMB	20	16	4
Total Mobile Lines Quarterly Net Additions	686	373	313

Enterprise (l)
Enterprise Primary Service Units ("PSUs")	288	274	4.9%
Enterprise Quarterly Net Additions	4	2	2

In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of March 31, 2023, Charter had 30.0 million residential customer relationships.

First quarter residential Internet customers increased by 67,000, compared to an increase of 164,000 customers during the first quarter of 2022. Spectrum Internet® delivers the fastest Internet and WiFi download speeds in the nation.1 Charter offers Spectrum Internet products with speeds up to 1 Gbps across its entire footprint and is on plan to evolve its network to offer symmetrical and multi-gig speeds across its entire footprint over the next three years at a lower cost and more quickly than its competitors. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices with enhanced security and privacy, became available to SMB customers in March, and is now available to all Spectrum Internet customers. At the end of the first quarter, over 40% of Charter's residential Internet customers have Charter's Advanced WiFi. In the first quarter, Charter completed the deployment of Mobile Speed Boost to all Advanced WiFi routers. In October 2022, Charter introduced Spectrum One, which brings together Spectrum Internet, Advanced WiFi and Unlimited Spectrum MobileTM. Spectrum One products work better together, provide the fastest connectivity, offer more reliable and secure online connections and save customers significant money.

Residential video customers decreased by 237,000 in the first quarter of 2023, compared to a decline of 123,000 in the first quarter of 2022, partly driven by downgrades following a January pass through of higher programming expense. As of March 31, 2023, Charter had 14.3 million residential video customers. Charter plans to begin deploying Xumo-branded streaming devices in late 2023.

During the first quarter of 2023, residential wireline voice customers declined by 224,000, compared to a decline of 156,000 in the first quarter of 2022. As of March 31, 2023, Charter had 7.5 million residential wireline voice customers.

During the first quarter of 2023, Charter added 666,000 residential mobile lines, compared to growth of 357,000 during the first quarter of 2022. Spectrum Mobile is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access and taxes and fees and do not require contracts. Spectrum One and Spectrum Mobile are central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

First quarter 2023 residential revenue per residential customer totaled $120.56, and increased by 2.5% compared to the prior year period, given promotional rate step-ups, rate adjustments and the accelerated growth of Spectrum Mobile, partly offset by a higher mix of non-video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships grew by 8,000 in the first quarter of 2023, while first quarter 2022 SMB customer relationships grew by 20,000. Enterprise PSUs grew by 4,000 in the first quarter of 2023 versus 2,000 added in the first quarter of 2022.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the first quarter of 2023, Charter activated 44,000 subsidized rural passings.

1.Based on Ookla's Speedtest Global Index median fixed download speeds for Q1 2023.
2.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service area where WiFi is available. Cellular speeds vary by location.

First Quarter Financial Results
(in millions)

	Three Months Ended March 31,
	2023	2022	% Change
Revenues:
Internet	$5,718	$5,452	4.9%
Video	4,254	4,346	(2.1)%
Voice	373	391	(4.6)%
Mobile service (a)	497	387	28.3%
Residential revenue	10,842	10,576	2.5%
Small and medium business (a)	1,091	1,070	2.0%
Enterprise	682	661	3.1%
Commercial revenue	1,773	1,731	2.4%
Advertising sales	355	383	(7.2)%
Other (a)	683	510	34.0%
Total Revenues	$13,653	$13,200	3.4%

Net income attributable to Charter shareholders	$1,021	$1,203	(15.2)%
Net income attributable to Charter shareholders margin	7.5%	9.1%

Adjusted EBITDA (b)	$5,350	$5,213	2.6%
Adjusted EBITDA margin	39.2%	39.5%

Capital Expenditures	$2,464	$1,857	32.7%

Net cash flows from operating activities	$3,323	$3,647	(8.9)%
Free cash flow (b)	$664	$1,800	(63.1)%

See page 1 of the addendum of this news release for a GAAP reconciliation of Adjusted EBITDA and free cash flow and page 7 of the addendum of this news release for footnotes. The footnotes contain important disclosures regarding the definitions used for these financial results. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Revenues

First quarter revenue increased by 3.4% year-over-year to $13.7 billion, driven primarily by growth in residential, other and commercial revenues.

Residential revenue totaled $10.8 billion in the first quarter, an increase of 2.5% year-over-year.

Internet revenue grew by 4.9% year-over-year to $5.7 billion, driven by growth in Internet customers during the last year, promotional rate step-ups, reduced bundled discounts and rate adjustments, partly offset by lower bundled revenue allocation.

Video revenue totaled $4.3 billion in the first quarter, a decrease of 2.1% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base and a decline in video customers during the last year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue totaled $373 million in the first quarter, a decrease of 4.6% compared to the first quarter of 2022, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

First quarter mobile service revenue totaled $497 million, an increase of 28.3% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 2.4% year-over-year to $1.8 billion, driven by SMB and enterprise revenue growth of 2.0% and 3.1% year-over-year, respectively. First quarter 2023 SMB revenue growth was driven by customer relationship growth. Enterprise revenue excluding wholesale increased by 7.3% year-over-year, mostly reflecting PSU growth.

First quarter advertising sales revenue of $355 million decreased by 7.2% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 2.1% year-over-year, due to lower local and national advertising revenue, partly offset by higher advanced advertising revenue.

Other revenue totaled $683 million in the first quarter, an increase of 34.0% compared to the first quarter of 2022, primarily driven by higher mobile device sales.

Operating Costs and Expenses

First quarter programming costs decreased by $178 million, or 6.0% as compared to the first quarter of 2022, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases and renewals. First quarter 2023 programming costs include $50 million of favorable adjustments, which is similar in size to sports network rebates and other favorable adjustments in the prior year period.

Other costs of revenue increased by $220 million, or 19.9% year-over-year, primarily driven by higher mobile device sales and other mobile direct costs.

Costs to service customers increased by $136 million, or 6.9% year-over-year. The year-over-year increase in costs to service customers was primarily driven by adjustments to job structure, pay and benefits to build a more skilled and longer tenured workforce resulting in lower frontline employee attrition compared to 2022, and additional activity to support the accelerated growth of Spectrum Mobile, partly offset by productivity improvements.

Sales and marketing expenses increased by $66 million, or 7.6% year-over-year, primarily due to higher staffing across sales channels and the accelerated growth of Spectrum Mobile.

Other expenses increased by $72 million, or 6.7% as compared to the first quarter of 2022, primarily due to higher labor costs.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.0 billion in the first quarter of 2023, compared to $1.2 billion in the first quarter of 2022. The year-over-year decrease in net income attributable to Charter shareholders was primarily driven by higher interest expense and other non-operating costs and expenses, partly offset by higher Adjusted EBITDA.

Net income per basic common share attributable to Charter shareholders totaled $6.74 in the first quarter of 2023 compared to $7.05 during the same period last year. The decrease was primarily the result of the factors described above, partly offset by the benefit of an 11.3% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

First quarter Adjusted EBITDA of $5.4 billion grew by 2.6% year-over-year, reflecting growth in revenue and operating expenses of 3.4% and 3.9%, respectively.

Capital Expenditures

Capital expenditures totaled $2.5 billion in the first quarter of 2023, compared to $1.9 billion during the first quarter of 2022. The increase was primarily driven by higher spend on line extensions, which totaled $890 million in the first quarter of 2023, compared to $541 million in the prior year quarter, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities. First quarter capital expenditures excluding line extensions totaled $1.6 billion, compared to $1.3 billion in the first quarter of 2022, primarily driven by higher spend on upgrade/rebuild (primarily network evolution), customer premise equipment and support capital.

Charter currently expects full year 2023 capital expenditures, excluding line extensions, to be between $6.5 billion and $6.8 billion. Charter expects 2023 line extensions capital expenditures to be approximately $4 billion. The actual amount of capital expenditures in 2023 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the first quarter of 2023, net cash flows from operating activities totaled $3.3 billion, compared to $3.6 billion in the prior year quarter. The year-over-year decrease in net cash flows from operating activities was primarily due to a more unfavorable change in working capital, partly offset by higher Adjusted EBITDA.

Free cash flow in the first quarter of 2023 totaled $664 million, compared to $1.8 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by a decrease in net cash flows from operating activities and an increase in capital expenditures.

Liquidity & Financing

As of March 31, 2023, total principal amount of debt was $97.8 billion and Charter's credit facilities provided approximately $3.3 billion of additional liquidity in excess of Charter's $534 million cash position.

In February 2023, CCO Holdings, LLC and CCO Holdings Capital Corp. jointly issued $1.1 billion of 7.375% senior unsecured notes due 2031 at par. The net proceeds were used for general corporate purposes, including repaying certain indebtedness, funding buybacks of Charter Class A common stock and Charter Holdings common units and to pay related fees and expenses.

In February 2023, Charter Operating entered into an amendment to its credit agreement to replace London Interbank Offering Rate ("LIBOR") as the benchmark rate applicable to the Term B loans with Secured Overnight Financing Rate ("SOFR") and in March 2023, Charter Operating entered into another amendment to its credit agreement to incur a new Term B-3 loan with an aggregate principal amount of $750 million maturing in 2030 concurrently with the cancellation of certain of Charter Operating's existing Term B-1 and B-2 loans, among other amendments. Pricing on the new Term B-3 loan is SOFR plus 2.25%. After giving effect to the amendments, the aggregate principal amount of Term B-1 loans is $2.3 billion with pricing unchanged at SOFR plus 1.75% and the aggregate principal amount of Term B-2 loans is $3.1 billion with pricing unchanged at SOFR plus 1.75%.

Share Repurchases

During the three months ended March 31, 2023, Charter purchased 2.6 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.0 billion.

Webcast

Charter will host a webcast on Friday, April 28, 2023 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $374 million and $342 million for the three months ended March 31, 2023 and 2022, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2023	2022
Net income attributable to Charter shareholders	$1,021	$1,203
Plus: Net income attributable to noncontrolling interest	162	186
Interest expense, net	1,265	1,060
Income tax expense	374	345
Depreciation and amortization	2,206	2,294
Stock compensation expense	208	147
Other, net	114	(22)
Adjusted EBITDA (b)	$5,350	$5,213

Net cash flows from operating activities	$3,323	$3,647
Less: Purchases of property, plant and equipment	(2,464)	(1,857)
Change in accrued expenses related to capital expenditures	(195)	10
Free cash flow (b)	$664	$1,800

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended March 31,
	2023	2022	% Change
REVENUES:
Internet	$5,718	$5,452	4.9%
Video	4,254	4,346	(2.1)%
Voice	373	391	(4.6)%
Mobile service (a)	497	387	28.3%
Residential revenue	10,842	10,576	2.5%
Small and medium business (a)	1,091	1,070	2.0%
Enterprise	682	661	3.1%
Commercial revenue	1,773	1,731	2.4%
Advertising sales	355	383	(7.2)%
Other (a)	683	510	34.0%
Total Revenues	13,653	13,200	3.4%

COSTS AND EXPENSES:
Programming	2,799	2,977	(6.0)%
Other costs of revenue (a)	1,328	1,108	19.9%
Costs to service customers (a)	2,095	1,959	6.9%
Sales and marketing (a)	946	880	7.6%
Other expense (a) (c)	1,135	1,063	6.7%
Total operating costs and expenses (c)	8,303	7,987	3.9%

Adjusted EBITDA (b)	$5,350	$5,213	2.6%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
REVENUES	$13,653	$13,200

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,511	8,134
Depreciation and amortization	2,206	2,294
Other operating expenses, net	10	1
	10,727	10,429
Income from operations	2,926	2,771

OTHER INCOME (EXPENSES):
Interest expense, net	(1,265)	(1,060)
Other income (expense), net	(104)	23
	(1,369)	(1,037)
Income before income taxes	1,557	1,734
Income tax expense	(374)	(345)
Consolidated net income	1,183	1,389
Less: Net income attributable to noncontrolling interests	(162)	(186)
Net income attributable to Charter shareholders	$1,021	$1,203

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$6.74	$7.05
Diluted	$6.65	$6.90
Weighted average common shares outstanding, basic	151,438,371	170,688,127
Weighted average common shares outstanding, diluted	153,538,359	174,500,472

Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2023	2022
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$534	$645
Accounts receivable, net	2,851	2,921
Prepaid expenses and other current assets	682	451
Total current assets	4,067	4,017

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	36,602	36,039
Customer relationships, net	2,479	2,772
Franchises	67,366	67,363
Goodwill	29,563	29,563
Total investment in cable properties, net	136,010	135,737

OTHER NONCURRENT ASSETS	4,793	4,769

Total assets	$144,870	$144,523

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$10,243	$10,555
Current portion of long-term debt	1,999	1,510
Total current liabilities	12,242	12,065

LONG-TERM DEBT	95,973	96,093
DEFERRED INCOME TAXES	19,030	19,058
OTHER LONG-TERM LIABILITIES	4,723	4,758

SHAREHOLDERS' EQUITY:
Controlling interest	9,418	9,119
Noncontrolling interests	3,484	3,430
Total shareholders' equity	12,902	12,549

Total liabilities and shareholders' equity	$144,870	$144,523

Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,183	$1,389
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,206	2,294
Stock compensation expense	208	147
Noncash interest income, net	(3)	(3)
Deferred income taxes	(23)	38
Other, net	104	(21)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	70	49
Prepaid expenses and other assets	(336)	(185)
Accounts payable, accrued liabilities and other	(86)	(61)
Net cash flows from operating activities	3,323	3,647

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,464)	(1,857)
Change in accrued expenses related to capital expenditures	(195)	10
Other, net	(80)	60
Net cash flows from investing activities	(2,739)	(1,787)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	7,104	6,713
Repayments of long-term debt	(6,740)	(2,954)
Payments for debt issuance costs	(18)	(37)
Purchase of treasury stock	(912)	(3,333)
Proceeds from exercise of stock options	2	1
Purchase of noncontrolling interest	(122)	(416)
Distributions to noncontrolling interest	(3)	(2)
Other, net	(6)	(2)
Net cash flows from financing activities	(695)	(30)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(111)	1,830
CASH AND CASH EQUIVALENTS, beginning of period	645	601
CASH AND CASH EQUIVALENTS, end of period	$534	$2,431

CASH PAID FOR INTEREST	$1,189	$982
CASH PAID FOR TAXES	$61	$29

Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2023 (d)	December 31, 2022 (d)	March 31, 2022 (d)
Footprint (e)
Estimated Passings	55,885	55,573	54,739

Customer Relationships (f)
Residential	29,996	29,988	30,035
SMB	2,215	2,207	2,163
Total Customer Relationships	32,211	32,195	32,198

Residential	8	42	109
SMB	8	12	20
Total Customer Relationships Quarterly Net Additions	16	54	129

Total Customer Relationship Penetration of Estimated Passings (g)	57.6%	57.9%	58.8%

Monthly Residential Revenue per Residential Customer (a) (h)	$120.56	$119.32	$117.58
Monthly SMB Revenue per SMB Customer (a) (i)	$164.58	$165.50	$165.58

Residential Customer Relationships Penetration
One Product Penetration (a) (j)	46.0%	45.9%	45.0%
Two Product Penetration (a) (j)	32.8%	32.7%	32.5%
Three or More Product Penetration (a) (j)	21.1%	21.3%	22.5%

% Residential Non-Video Customer Relationships	52.5%	51.7%	49.7%

Internet
Residential	28,479	28,412	28,301
SMB	2,030	2,021	1,973
Total Internet Customers	30,509	30,433	30,274

Residential	67	92	164
SMB	9	13	21
Total Internet Quarterly Net Additions	76	105	185

Video
Residential	14,260	14,497	15,093
SMB	646	650	628
Total Video Customers	14,906	15,147	15,721

Residential	(237)	(145)	(123)
SMB	(4)	1	11
Total Video Quarterly Net Additions	(241)	(144)	(112)

Voice
Residential	7,473	7,697	8,465
SMB	1,290	1,286	1,288
Total Voice Customers	8,763	8,983	9,753

Residential	(224)	(232)	(156)
SMB	4	(1)	6
Total Voice Quarterly Net Additions	(220)	(233)	(150)

Mobile Lines (k)
Residential	5,782	5,116	3,805
SMB	196	176	132
Total Mobile Lines	5,978	5,292	3,937

Residential	666	600	357
SMB	20	15	16
Total Mobile Lines Quarterly Net Additions	686	615	373

Enterprise (l)
Enterprise Primary Service Units ("PSUs")	288	284	274
Enterprise Quarterly Net Additions	4	2	2

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2023	2022
Customer premise equipment (a) (m)	$537	$469
Scalable infrastructure (a) (n)	354	359
Upgrade/rebuild (a) (o)	289	159
Support capital (a) (p)	394	329
Capital expenditures, excluding line extensions	1,574	1,316

Subsidized rural construction line extensions (a)	371	192
Other line extensions (a)	519	349
Total line extensions (a) (q)	890	541
Total capital expenditures	$2,464	$1,857

Capital expenditures included in total related to:
Commercial services	$367	$365
Subsidized rural construction initiative (a) (r)	$391	$201
Mobile	$77	$74

See footnotes on page 7.

Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Beginning in the first quarter of 2023, we removed separate mobile reporting, among several other changes, to better reflect the converged and integrated nature of our business and operations. We made the following changes to our reporting:

•Residential and small and medium business (“SMB”) monthly revenue per customer calculations now include mobile service revenue
•Residential product penetrations now also include customers that subscribe to mobile and at least one additional product
•Residential mobile service revenue previously included in mobile revenue is now separately reported in residential revenue
•SMB mobile service revenue previously included in mobile revenue is now included in SMB revenue
•Mobile equipment revenue previously included in mobile revenue is now included in other revenue
•Mobile expenses are no longer reported separately and are included in applicable expense categories
•Other costs of revenue includes regulatory, connectivity and produced content costs as well as mobile device costs and direct costs associated with mobile and selling advertising
•Costs to service customers now also includes costs related to field operations, network operations and customer operations for mobile customers but no longer includes costs to service bulk properties
•Sales and marketing expense, which previously included sales and marketing for Spectrum Enterprise, Spectrum Reach and Spectrum Networks as well as costs associated with selling to and servicing bulk properties, now only consists of residential and SMB sales and marketing expenses, including sales and marketing for mobile
•Other expense now also includes sales and marketing for Spectrum Enterprise, Spectrum Reach and Spectrum Networks as well as costs associated with selling to and servicing bulk properties but no longer includes direct costs associated with selling advertising
•Reclasses within capital expenditure categories were made to reclassify all costs associated with our network evolution initiative to upgrade/rebuild
•Line extensions capital expenditures are now broken out between subsidized rural construction line extensions and other line extensions
•Subsidized rural construction initiative capital expenditures subcategory only includes rural construction projects for which we are receiving subsidies from federal, state or local governments

There were no changes to total revenue, Adjusted EBITDA, capital expenditures or net income. Prior periods have been revised to conform with the presentation noted above.
(b)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(c)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(d)We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2023, December 31, 2022 and March 31, 2022, customers included approximately 119,800, 144,100 and 132,500 customers, respectively, whose accounts were over 60 days past due, approximately 42,100, 52,800 and 29,000 customers, respectively, whose accounts were over 90 days past due and approximately 217,800, 214,100 and 74,500 customers, respectively, whose accounts were over 120 days past due. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations. The increase in accounts past due is predominately due to pre-existing and incremental unsubsidized services, including video services, for those customers participating in government assistance programs. These customers are downgraded to a fully subsidized Internet-only service.
(e)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(f)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(g)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(h)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(j)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(k)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(l)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(m)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(n)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(o)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative which started in 2022.
(p)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(q)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(r)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. First Quarter 2023 Earnings Release